UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 20, 2011 (May 16, 2011)

Baldwin Technology Company, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)
1-9334	13-3258160
(Commission File Number)	(IRS Employer Identification No.)

Two Trap Falls Road, Suite 402, Shelton, CT	06484
(Address of Principal Executive Offices)	(Zip Code)
203-402-1000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 16, 2011, Baldwin Technology Company, Inc. (the “Company”) and certain of its subsidiaries entered into Waiver and Amendment No. 10 to the Credit Agreement (the “Amendment”) with Bank of America, N.A. as a Lender and as Administrative Agent, and certain other lenders (the “Lenders”). The Amendment provides for a waiver by the Lenders of the Company’s failure to meet the applicable minimum EBITDA and Currency Adjusted Net Sales (CANS) covenants for the period ended March 31, 2011 and the CANS covenant for the consecutive three-month period ended April 30, 2011.  In addition, the Amendment waived the Company’s failure to meet certain covenants that were breached as a result of the restatements of the Company’s financial results, for the fiscal periods ended June 30, 2010 and September 30, 2010.

Under the Amendment, the Company issued warrants to the Lenders to purchase 372,374 shares of the Company’s Class A Common Stock for $0.01 per share (the “Warrants”).  The Warrants are for a term of ten years and contain a put provision that enables the holders, after May 16, 2013, to request, in exchange for cancellation of the Warrants, a cash settlement equal to the fair market value of the Warrants in an amount not to exceed $1.50 per share.  The Amendment also sets new covenants for CANS, establishes minimum EBITDA levels, adjusts interest rate provisions, approves the disposition of the assets of the Company’s food blends discontinued operations, and establishes certain milestones regarding refinancing the amounts owed by the Company to the Lenders under the Credit Agreement.

A copy of the Amendment will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure contained in “Item 1.01 – Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BALDWIN TECHNOLOGY COMPANY, INC.
(Registrant)

		By:	/s/Leon Richards
Leon Richards
(Controller)

Dated:	May 20, 2011